UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 22, 2017 (September 20, 2017)

Oasis Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-38212	47-1208855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 404-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2017, Oasis Midstream Partners LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, OMP GP LLC (together with the Partnership, the “OMP Parties”), and Morgan Stanley & Co. LLC, as the sole representative of the several underwriters named in Schedule I thereto (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and the purchase by the Underwriters, of 7,500,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $17 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days (the “Option”) to purchase up to an additional 1,125,000 Common Units (the “Additional Units”) on the same terms.

The material terms of the Offering are described in the prospectus, dated September 20, 2017 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on September 22, 2017 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-217976), initially filed by the Partnership with the Commission on May 12, 2017.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The OMP Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering is expected to close on September 25, 2017, subject to customary closing conditions. The Partnership expects to receive proceeds (net of underwriting discounts, structuring fees and estimated offering expenses) from the Offering of approximately $115.7 million. As described in the Prospectus, the Partnership intends to use (i) approximately $113.9 million of the net proceeds from the Offering to make a cash distribution to Oasis Petroleum Inc. (“Oasis”) and (ii) approximately $1.9 million of the net proceeds from the Offering to pay origination fees and expenses related to the Partnership’s new revolving credit facility. If the Underwriters exercise the Option to purchase the Additional Units in full, the Partnership expects to receive additional net proceeds of $17.9 million, after deducting underwriting discounts and structuring fees. The Partnership will use any net proceeds from the exercise of the Underwriters’ Option to pay a distribution to Oasis. If the Underwriters do not exercise the Option in full or at all, the Additional Units that would have been sold to the Underwriters had they exercised the Option will be issued to Oasis at the expiration of the option period.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Partnership or its affiliates for which they received or will receive customary fees and expenses. Certain of the Underwriters and their respective affiliates will be lenders under the Partnership’s new revolving credit facility and are lenders under Oasis’s revolving credit facility.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement dated September 20, 2017, by and among Oasis Midstream Partners LP, OMP GP LLC and Morgan Stanley & Co. LLC, as the sole representative of the several underwriters named in Schedule I thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oasis Midstream Partners LP

By:	OMP GP LLC, its general partner

By:	/s/ Taylor L. Reid
Taylor L. Reid
Chief Executive Officer

Date: September 22, 2017

INDEX TO EXHIBITS

Number	Description

1.1	Underwriting Agreement dated September 20, 2017, by and among Oasis Midstream Partners LP, OMP GP LLC and Morgan Stanley & Co. LLC, as the sole representative of the several underwriters named in Schedule I thereto.